Exhibit 99.1
News Release
Axalta Coating Systems Two Commerce Square 2001 Market Street Suite 3600 Philadelphia, PA 19103	Contact Robert Ferris D +1 215 255 7981 rob.ferris@axalta.com www.axalta.com

AXALTA NAMES WILLIAM M. COOK TO BOARD OF DIRECTORS
Former Donaldson Chairman and CEO Joins Company’s Board; Ryerkerk Departs
PHILADELPHIA, PA, May 30, 2019 - Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global supplier of liquid and powder coatings, today announced that William M. Cook has been appointed to join its Board of Directors, effective immediately. Cook will serve on the Company’s Audit Committee and Environment, Health, Safety and Sustainability Committee.
“We are thrilled to add Bill to our Board of Directors,” said Charlie Shaver, Axalta’s Chairman of the Board. “As a former Chairman and CEO of a similarly-sized industrial manufacturing company, Bill is a proven executive with a compelling track record of driving growth, building a business, and serving global customers across industries, while delivering substantial returns to shareholders. With his breadth and depth of experience, he brings a unique business perspective and invaluable insight to our Board as we look to continue to grow our business and seek new opportunities to create and deliver shareholder value. Bill will add key expertise to Axalta’s Board and we look forward to his contributions.”
Cook most recently served as Executive Chairman of Donaldson Company, Inc. until 2016, and prior to that served as Chairman, CEO and President of Donaldson for more than ten years. During his 35-year career at Donaldson, Cook held various roles of increasing responsibility, including Senior Vice President, International; Chief Financial Officer; and Senior Vice President, Commercial and Industrial. Cook also brings to the Board strong public company board experience. Since 2008, Cook has been a Director of IDEX Corporation serving as Lead Director and a member of the Audit Committee. Cook has also been a Director of Neenah, Inc. since 2016, serving as non-Executive Chair since May 2019 and on the Audit Committee. Previously, Cook served on the Board of Directors and Audit Committee of Valspar Corporation from 2010-2017. He holds a Bachelor of Science in Business Management and a Master of Business Administration from Virginia Polytechnic Institute and State University.
Cook’s appointment is the culmination of a robust and extensive search process conducted by the Board to replace Andreas Kramvis following his decision not to stand for reelection at the 2019 Annual General Meeting.
The Company also announced the departure of Lori Ryerkerk from the Board following her appointment as CEO of Celanese Corporation. The Board is deeply grateful for Lori’s exemplary service and meaningful contributions to the Board, where she served as a director since 2015.
With the appointment of Cook and resignation of Ryerkerk, Axalta’s Board remains at eight directors, all with strong and diverse backgrounds and experience in areas important to Axalta’s business, including executive leadership, finance, audit, management consulting and operations.
About Axalta
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, buildings, pipelines and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the approximately 14,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @Axalta on Twitter and on LinkedIn.

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